EXHIBIT 14

Kreisler Manufacturing Corporation & Subsidiaries

Code of Ethics for Senior Financial Officers

(Adopted October 24, 2006)

Kreisler Manufacturing Corporation requires ethical conduct in the practice of financial management throughout the world. The Chief Executive Officer, Chief Financial Officer, Controller, Principal Accounting Officer (if any) or employees performing similar functions hold an important and elevated role in corporate governance. They are uniquely positioned and empowered to ensure that the Company's, and its stockholders, interests are appropriately balanced, protected and preserved. This code provides principles that these officers must adhere to and advocate.

As the Chief Executive Officer, Chief Financial Officer, Controller, Principal Accounting Officer (if any) or any employee performing similar function, I will:

  Embody and enforce this Code of Ethics.
  Ensure that this Code of Ethics is communicated at least annually throughout all financial departments.
  Formally and promptly communicate any breach of this Code of Ethics to the appropriate Senior Management level or, in the case of the Chief Executive Officer and Chief Financial Officer, to Outside Counsel.
  Act at all times with honesty, integrity and independence, avoiding actual or apparent conflicts of interest in personal and professional relationships.
  Discuss with the appropriate Senior Management level, or, in the case of the Chief Executive Officer and Chief Financial Officer, with Outside Counsel, in advance any transaction that reasonably could be expected to give rise to a conflict of interest.
  Provide full, fair, accurate, complete, objective, timely and understandable financial disclosures in internal reports as well as documents filed or submitted to the Securities and Exchange Commission, any other government agency or self-regulatory organization, or used in public communications.
  Comply with all applicable rules and regulations of federal, state, provincial and local governments, the Securities and Exchange Commission, NASDAQ and other exchanges on which the Company's stock is listed, and other appropriate private and public regulatory agencies.
  Comply with the Company's policies and procedures.
  Act in good faith, responsibly, with due care, competence, diligence, and without knowingly misrepresenting material facts or allowing my better judgment to be subordinated.
  Protect and respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose.
  Confidential information acquired in the course of my work will not be used for personal advantage.
  Be recognized as a responsible partner among peers.
  Responsibly use and control assets and other resources employed or entrusted to my supervision.